Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Taubman Centers, Inc.:

We consent to the incorporation by reference in the registration statements, including amendments thereto, on Form S-8 (Nos. 33-65934, 333-81577, 333-125066, 333-151982 and 333-169996) and on Form S-3 (Nos. 33-73038 and 333-125065) of Taubman Centers, Inc. of our reports dated February 25, 2011, with respect to the consolidated balance sheet of Taubman Centers, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which reports appear in the December 31, 2010 annual report on Form 10-K of Taubman Centers, Inc.

Our report with respect to the consolidated financial statements and financial statement schedules makes reference to Taubman Centers, Inc. changing their method of accounting for noncontrolling interests due to the adoption of a new accounting pronouncement for noncontrolling interests, as of January 1, 2009.

/s/ KPMG LLP
Chicago, Illinois
February 25, 2011